US$200,000 DEBENTURE
(the "Debenture")

Date: January 31, 2013

FOR VALUE RECEIVED VICTORY ELECTRONIC CIGARETTES LLC (the "**Borrower**") unconditionally promises to pay US$200,000 (the "**Principal**") on or prior to the maturity date of January 31, 2014 to **TECKMINE INDUSTRIES, INC.** (the "**Lender**") c/o Clark Wilson LLP, legal counsel to the Lender, at 900 – 885 West Georgia Street, Vancouver, British Columbia V6C 3H1.

Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Commitment Letter dated January 31, 2013 between the Borrower and the Lender (the "**Commitment**"). The parties acknowledge that the execution and delivery of this Debenture will in no way merge or extinguish the Commitment or the terms and conditions thereof, which will continue in full force and effect. In the event of any inconsistency or conflict between any of the provisions of the Commitment and any provisions of this Debenture, the provisions of the Commitment will prevail.

1. **Interest**. The term for this Debenture shall be from January 31, 2013 through and including January 31, 2014 (the "**Term**"). The Borrower shall also pay interest calculated from January 31, 2013 on the daily balance of the unpaid Principal outstanding from time to time, both before and after maturity, default and judgment, at a nominal rate per annum equal to 12% ("**Interest**"). Interest payments shall be due on the last day of each month during the Term. Any payment not received within 5 calendar days of its due date shall be considered late and an event of default under this Debenture and the Commitment. Payments shall be made by the Borrower to the Lender at the address above based upon the estimated Interest for each month. Any adjustments to the estimated Interest shall be made at the same time as the next month's estimated Interest payment.

2. **Prepayment**. The Borrower may, at any time, without penalty or premium, repay the Principal, provided that the Borrower shall provide the Lender with not less than 5 days written notice of the Borrower's intent to pre-pay. Any such prepayment, other than a repayment in full and subject to the satisfaction of all obligations of the Borrower under this Debenture and the Security (as defined herein), shall not result in the cancellation of the Security. At the time of any prepayment of the Principal, all Interest due in respect of the amount to be prepaid shall also be paid. Any portion of the Principal repaid may not be re-borrowed.

3. **Repayment of Debt**. The Debenture, including Principal, Interest, and any fees owing with respect thereto (the "**Indebtedness**") shall come due and be repaid in full on January 31, 2014, unless and until an Event of Default occurs, whereupon all of the Indebtedness outstanding shall, at the option of the Lender, immediately become due and payable, subject to any applicable cure period.

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4. **Security**. As security for the Indebtedness, the Borrower shall grant, execute and deliver to the Lender a general security agreement pursuant to which the Borrower shall grant to the Lender a first priority security interest in all presently and after acquired property and a floating charge over all of the Borrower's other property, assets and undertaking (the "**Security**").

5. **Use of Loan Proceeds**. The loan proceeds made available by the Lender pursuant to this Debenture shall be used by the Borrower solely to purchase inventory and the shipment of that inventory, finance trade accounts receivable, and the payment of business expenses except that no funds from the Debenture may be used for a payment to a Non-Arm's Length Party.

6. **Remedies.** The Lender may avail itself of any rights or remedies available to the Lender hereunder or under the Security, however created.

7. **Taxes and Set-Off**. All payments to be made by the Borrower hereunder shall be made without set-off, compensation, deduction or counterclaim and without deduction for any taxes, levies, duties, fees, deductions, withholdings, restrictions or conditions of any nature whatsoever. If at any time any applicable law requires the Borrower to make any such deduction or withholding from any such payment, the sum due from the Borrower with respect to such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Lender receives a net sum equal to the sum which it would have received had no deduction or withholding been required.

8. **Notices.** All notices, requests and demands hereunder, which may or are required to be given pursuant to any provision of this Debenture, shall be given or made in writing and shall be delivered by courier, facsimile or e-mail as follows:

(i) To the Lender:

Teckmine Industries, Inc.
c/o Clark Wilson LLP
900-885 West Georgia Street
Vancouver, British Columbia
V6C 3H1

Attention: President c/o Cam McTavish
Fax: 604-687-6314
Email: czm@cwilson.com

(ii) To the Borrower:

Victory Electronic Cigarettes LLC
c/o Wardell & Quezon, P.A.
805 W. Azeele Street
Tampa, FL 33606

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Attention: Jaime R. Quezon, Esq.
Fax: (813) 387-3050
Email: jquezon@jawlaw.net

or to such other addresses and facsimile numbers or e-mail addresses as the parties may, from time to time, advise to the other parties hereto by notice in writing. All notices, requests and demands hereunder shall be deemed to have been received, if delivered by courier on the date of delivery and if sent by facsimile or e-mail, on the next business day after the telecopy or e-mail was sent.

9. **Assignment**. This Debenture shall enure to the benefit of, and be binding on, the Borrower and its successors and permitted assigns, and shall enure to the benefit of, and be binding on, the Lender and its successors and assigns. The Borrower may not assign this Debenture, or any of its rights or obligations under this Debenture without the prior written consent of the Lender. The Lender may assign this Debenture and any of the rights, interests and obligations of the Lender hereunder to any Person.

10. **Termination**. All of the rights of the Lender under this Debenture shall terminate, if and when the Indebtedness is indefeasibly paid in full.

11. **Miscellaneous**. This Debenture shall be governed by, and construed in accordance with, the laws of the State of Nevada and applicable federal laws thereto. The Borrower waives presentment for payment, notice of dishonour, protest and notice of protest in respect of this Debenture. This Debenture shall become effective when it has been executed and delivered. Time shall be of the essence of this Debenture in all respects. The Borrower shall, from time to time, at the request of the Lender, do, execute and deliver or cause to be done, executed and delivered all further acts, things, documents, instruments or agreements in connection with this Debenture as may be necessary or desirable in order to give full effect to the provisions of this Debenture.

VICTORY ELECTRONIC CIGARETTES LLC

By: ______________________
Name: Brent Willis

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